STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA
402 WEST BROADWAY	4695 MACARTHUR COURT
SUITE 400	ELEVENTH FLOOR
SAN DIEGO, CALIFORNIA 92101	NEWPORT BEACH, CALIFORNIA 92660
TELEPHONE: (619) 595-4882	TELEPHONE: (949) 798-5541
FACSIMILE: (619) 595-4883	FACSIMILE: (949) 258-5112
EMAIL: djs@slgseclaw.com
WEB: www.slgseclaw.com

July 19, 2007

Board of Directors

Petrol Oil and Gas, Inc.

9393 West 110th Street, Suite 500

Overland Park, Kansas 66210

Ladies and Gentlemen:

We have acted as counsel to Petrol Oil and Gas, Inc., a Nevada corporation (“the Company”), in connection with a Post-Effective Amendment No. 4 to the Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 24,167,193 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company for resale by certain stockholders and for issuance on the exercise of warrants.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Articles of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company; (c) the Post-Effective Registration Statement on Form SB-2, together with the Exhibits to be filed as a part thereof; and (d) Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due

Petrol Oil and Gas SB-2 Registration

Opinion Letter

authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on such foregoing, we are of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada and that the Shares, registered under the terms of the SB-2 for sale by the selling security holders and to be issued upon conversion of the term note and exercise of outstanding warrants and options will be or have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Post-Effective Registration Statement and speaks as of the date hereof. This opinion includes our opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Post-Effective Registration Statement and to the statement made regarding our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

______________________

Stoecklein Law Group